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                                                                      EXHIBIT 99



To:  US Hospitals and Alternate Site Care Facilities Using BD Brand Products


Dear Customer,

We wish to provide you with important information regarding the usage of needle-based medical devices and other medical "sharps" in your facility. Please read on for details about a new federal law and BD's plan to help customers complete the transition to safety-engineered sharps devices (where there is no compromise to medical practice or patient care), while also scaling back its production of conventional devices accordingly.

Impact of Federal Law. On November 6, 2000, President Clinton signed the Federal Needlestick Safety and Prevention Act into law. This new law stipulates that when safety-engineered sharps devices are available with built-in safety features that help reduce the risk of occupational exposure to patients' bodily fluids, healthcare facilities must evaluate and implement the use of these devices, unless there is a potential compromise to patient care. As a result of this law, we anticipate a substantial increase in customer demand for safety-engineered devices.

BD recognizes that medical professionals and healthcare facilities decide what types of medical devices are appropriate for various medical procedures and patient care situations. However, the language and intent of the new federal law now require healthcare facilities in the US to evaluate and use safety-engineered devices wherever feasible. In preparation for the anticipated compliance date of the federal legislation (August 2001), we plan to work closely with our customers to assist them in meeting the new requirements.

Among the steps required for compliance is completion of an Exposure Control Plan. This plan must now specifically include evaluation of safety-engineered sharps devices with participation of non-managerial direct healthcare workers, and implementation of the most effective safety-engineered devices when they are commercially available and do not interfere with patient safety or the success of a medical procedure. Based on the very broad range of needle-based medical devices used in healthcare settings and the complexity of medical procedures utilizing these devices, hospitals and other healthcare facilities will need to develop their own policies and protocols governing the selection and appropriate use of these devices. BD is prepared to assist with any or all of these compliance-related activities, including inservice training for your employees on use of safety-engineered sharps devices.

BD's Transition Plan. Consistent with our customers' compliance requirements and timing, BD will continue expanding the supply of safety-engineered devices while scaling back production of conventional sharps devices accordingly. BD will focus initially on the highest volume application areas where the potential user benefits are greatest. These include infusion therapy (IV catheters), blood collection (needles and winged sets), and injection (syringes and needles). As described below, our steps will vary based on the medical procedures performed with these devices. BD also plans similar measures for other, lower volume sharps product categories.
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For IV catheters, BD will continue assisting our customers in the already-rapid transition from conventional to safety-engineered designs. There is currently an ample supply of safety-engineered IV catheters available from BD and other manufacturers. In preparation for the compliance date and anticipated increases in customer demand, we are working to ensure that a sufficient supply of safety-engineered catheters is available for all BD IV catheter users, and production of conventional catheters will be scaled back accordingly.

For needles and winged needle sets used to collect blood, BD will pursue the same steps as noted above for IV catheters, assisting customers in their transition to safety-engineered designs, and scaling back production of conventional devices accordingly. We will also continue to sell conventional blood collection needles, because some hospitals utilize these needles in conjunction with safety needle holders. As with IV catheters, there is an ample supply of safety-engineered needles and winged sets for blood collection available from BD and other manufacturers, and we do not anticipate any restrictions in supplying all our customers with safety-engineered designs by the compliance date.

For syringes and needles, BD recognizes that the majority (approximately 70%) of applications for these devices in hospitals do not involve direct percutaneous injection and therefore do not require a sharp needle. Conventional syringes used without needles (or used with blunt plastic cannulas for IV administration) are not sharps devices and pose no risk of needlestick injury. Conventional syringes and needles used in non-patient applications (such as medication preparation in the hospital pharmacy) pose no risk of bodily fluid exposure. Conventional syringes and needles will continue to be available for these and other medically necessary applications. A broad range of safety-engineered syringes and needles are available from BD and other manufacturers for procedures requiring direct percutaneous injection. Manufacturing capacity throughout the industry is currently not sufficient to supply all US hospitals with these devices, but is being scaled up rapidly.

BD's Commitment to Sharps Safety. Over the past 12 years BD invested over $500 million to develop the industry's broadest array of highly effective safety-engineered devices, across the full range of sharps product categories. We also funded the development of national safety training programs in conjunction with professional associations, and we provided unrestricted grants for the development of surveillance systems that enable hospitals to accurately report and track their sharps injury rates.

These efforts are part of a continuous commitment by BD to help you provide a safer work environment for your employees. BD is ready to assist your organization to understand and comply with the recently enacted legislation, and to complete the transition from conventional to safety-engineered sharps devices wherever feasible. Please distribute this communication in your facility.